Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-72635) of Meredith Corporation and in the related Prospectus,

(2)	Registration Statement (Form S-8 No. 333-87888) pertaining to the Meredith Corporation Employee Stock Purchase Plan of 2002,

(3)	Registration Statement (Form S-8 No. 333-21979) pertaining to the Meredith Corporation 1996 Stock Incentive Plan and the Meredith Corporation 1993 Stock Option Plan for Non-Employee Directors,

(4)	Registration Statement (Form S-8 No. 333-04033) pertaining to the Meredith Corporation 1993 Stock Option Plan for Non-Employee Directors,

(5)	Registration Statement (Form S-8 No. 33-2094)

(6)	Registration Statement (Form S-8 No. 33-59258)

(7)	Registration Statement (Form S-8 No. 333-125675) pertaining to the Meredith Corporation 2004 Stock Incentive Plan and the Meredith Savings and Investment Plan,

(8)	Registration Statement (Form S-8 No. 333-184992) pertaining to the Meredith Corporation Employee Stock Purchase Plan of 2002, and

(9)	Registration Statement (Form S-8 No. 333-200138) pertaining to the Meredith Corporation 2014 Stock Incentive Plan;

of our report dated February 23, 2018, with respect to the consolidated financial statements of Time Inc. which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes to the consolidated financial statements included in this Form 8-K/A of Meredith Corporation dated March 29, 2018.

/s/ Ernst & Young LLP

New York, New York

March 29, 2018